Exhibit 4.6

CERTIFICATE OF VALIDATION OF
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF ATLIS MOTOR VEHICLES INC.

Atlis Motor Vehicles Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1.	The defective corporate act that is the subject of this certificate of validation is the issuance of 32,500 shares of capital stock, par value $0.0001 per share, on January 1, 2018.

2.	The nature of the failures of authorization in respect of the aforementioned defective corporate act is: (1) the Certificate of Incorporation of the Corporation (the “Certificate”) did not set forth a number of authorized shares of capital stock sufficient to authorize the issuance of the aforementioned shares, and, as a result, the Corporation issued shares of capital stock in excess of the number of such shares that it was authorized to issue under the Certificate and Section 161 of the Delaware General Corporation Law (the “DGCL”); (2) the records of the Corporation do not confirm that the Board of Directors of the Corporation (the “Board”) approved the foregoing issuance or determined the consideration to be received in exchange therefor in accordance with Section 152 of the DGCL; and (3) the records of the Corporation do not confirm that a stock certificate was issued in respect of the issued shares as contemplated by Section 158 of the DGCL, or, to the extent such shares were issued in uncertificated form, that the Board approved of the issuance of such shares in uncertificated form or that the holder thereof was provided the notice required by Section 151(0 of the DGCL.

3.	The aforementioned defective corporate act was ratified in accordance with Section 204 of the DGCL. The Board ratified such act on April 13, 2022, pursuant to duly adopted resolutions. The stockholders of the Corporation approved the ratification of such act on April 13, 2022, pursuant to resolutions duly adopted by written consent in lieu of a meeting pursuant to Section 228 of the DGCL.

4.	No certificate with respect to the corporate act was previously filed with the Office of the Secretary of State of the State of Delaware. A Certificate of Amendment to the Certificate of Incorporation of the Corporation, containing all of the information that would be required under Section 242 of the DGCL to give effect to the aforementioned defective corporate act, is attached hereto and incorporated herein by reference. Such Certificate of Amendment shall be deemed to have become effective as of 12:01 a.m. (local time in Wilmington, Delaware) on January 1, 2018.

[Signature page follows]

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In witness whereof, the undersigned has caused this Certificate of Validation to be signed by its duly authorized officer on the date set forth below.

ATLIS MOTOR VEHICLES INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer

Date:	April 14, 2022

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ATTACHMENT

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

Atlis Motor Vehicles Inc., a Delaware corporation, hereby certifies that:

Article FOURTH of the Certificate of Incorporation of the corporation is hereby amended, to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 10,032,500 shares having a par value of $0.0001 per share.

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